Exhibit 5.2

McCarthy Tétrault LLP
PO Box 48, Suite 5300
Toronto-Dominion Bank Tower
Toronto ON M5K 1E6
Canada
Tel: 416-362-1812
Fax: 416-868-0673

November 1, 2017

To:         Molson Coors Brewing Company

Re:                             Offer to Exchange USD $500,000,000 1.900% Senior Notes due 2019, USD $500,000,000 2.250% Senior Notes due 2020 (collectively, the “USD Notes”) and €500,000,000 Senior Floating Rate Notes due 2019 (the “Euro Notes”, and collectively with the USD Notes, the “Notes”) issued by Molson Coors Brewing Company (the “Company”)

Dear Sirs:

We have acted as special counsel to Molson Canada 2005 (the “Canadian Obligor”) in connection with:

(a)                                 a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the exchange of the Notes (the “Registration Statement”);

(b)                                 an indenture dated as of March 15, 2017 (the “USD Indenture”), between, inter alios, the Company, as Issuer, the Canadian Obligor the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the USD Notes, which USD Indenture includes the guarantees of each Guarantor (the “USD Guarantees); and

(c)                                  an indenture dated as of March 15, 2017 (the “Euro Indenture” and collectively with the USD Indenture, the “Indentures”), between, inter alios, the Company, as Issuer, the Canadian Obligor, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Euro Notes, which Euro Indenture includes the guarantees of each Guarantor (the “Euro Guarantees” and collectively with the USD Guarantees, the “Guarantees”).

The Registration Statement, the Indentures and the Guarantees  are collectively referred to in this opinion as the “Documents”.  Terms used in this opinion that are defined in the Indentures and are not otherwise defined herein have the same meaning herein as in the applicable Indenture.

Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Scope of Examination

In connection with the opinions expressed below, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

(a)                                 a certified copy of the re-amended and restated partnership agreement of the Canadian Obligor dated as of August 29, 2017 (the “Partnership Agreement”);

(b)                                 a certified copy of the record with respect to the registration of the Canadian Obligor under the Business Names Act (Ontario) dated October 23, 2017;

(c)                                  an officers’ certificate of the Canadian Obligor dated November 1, 2017, regarding the Partnership Agreement, resolutions of the management committee of the Canadian Obligor, incumbency and other matters relating to the Canadian Obligor (the “Officer’s Certificate”); and

(d)                                 the Documents.

Assumptions and Reliance

We have relied upon the Officer’s Certificate, copies of which have been provided to you, with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.  We have not maintained or, for the purposes of this opinion, reviewed the minute books or the other records of the Canadian Obligor.

For purposes of the opinions expressed below, we have assumed:

(a)                                 the partnership records of the Canadian Obligor examined by us are true and complete in all respects;

(b)                                 the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and

(c)                                  that all statements set forth in the Officers’ Certificate are true.

Opinions

On the basis of the foregoing, we are of the opinion that (i) the Canadian Obligor has been formed under the Partnerships Act (Ontario) and has not been dissolved; (ii) the Canadian Obligor has the full partnership power, authority and capacity to enter into, execute and deliver the Documents to which it is a party and to perform its obligations under the Documents to which it is a party and (iii) all necessary action under the Partnership Agreement has been taken to authorize the execution and delivery by the Canadian Obligor of the Documents to which it is a party and the performance by it of its obligations thereunder.

This opinion is furnished solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Documents and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company with the Commission on or about the date hereof.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Kind regards,

/s/ McCarthy Tétrault LLP